    Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of WorldGate Communications, Inc. (the “Company”) on Form S-8, File Nos: 333-78943, 333-49612, 333-58346 and 333-62810, and on Form S-3, File No. 333-143323 of our report dated March 25, 2009, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of WorldGate Communications, Inc. and subsidiaries as of December 31, 2008 and 2007 and for the years then ended, which report is included in this Annual Report on Form 10-K of WorldGate Communications, Inc. for the year ended December 31, 2008.

/s/ Marcum & Kliegman llp

Marcum & Kliegman llp
Melville, NY
March 25, 2009